Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES JUNE 2011 US TRADING VOLUMES

NEW YORK, July 11, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that June 2011 US trading volume was 4.2 billion shares and average daily volume (ADV) was 192 million shares.  This compares to 4.2 billion shares and ADV of 199 million shares in May 2011 and 4.2 billion shares and ADV of 191 million shares in June 2010.  There were 22 trading days in both June 2011 and June 2010, and 21 trading days in May 2011.

ITG US Trading Activity

June 2011

Total US Shares	# of Trade Days	Total US Volume	Average US Daily Volumes

June	22	4,228,447,585	192,202,163

Year-to-Date:	125	23,912,483,454	191,299,868

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is an independent agency research broker that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

###